Exhibit 10.2

FORM OF
NATURAL RESOURCE PARTNERS L.P.
LONG-TERM INCENTIVE AWARD AGREEMENT
This Natural Resource Partners L.P. Long-Term Incentive Award Agreement (the “Agreement”) is by and between GP Natural Resource Partners LLC (the “Company”) and _____________ (the “Employee”) is granted pursuant to the Natural Resource Partners L.P. Cash Long Term Incentive Plan (the “Plan”) effective as of the Effective Date.
WHEREAS, the Company recognizes the important goal of retaining the Employee as an employee of the Company to promote the interests of Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), and
WHEREAS, in furtherance of that goal, the Company wishes to provide an additional financial incentive for the Employee to remain an employee of the Company:
NOW, THEREFORE, the Company and the Employee agree as follows:
1.Purpose. The purpose of this Agreement is to provide a financial incentive for the Employee to remain in the employ of the Company and its Affiliates.

2.Definitions. The following terms when used herein shall have the meanings set forth below, unless the context clearly indicates to the contrary.
(a)“Administrator” has the meaning set forth in the Plan.
(b)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
(c)“Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership, NRP (GP) LP or the Company to any Person, other than the Partnership, NRP (GP) LP, the Company or any of their Affiliates, or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in either NRP (GP) LP or the Company ceases to be owned by the Persons who own such interests, respectively, as of the Effective Date.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Disability” means the Employee’s total and permanent disability (or analogous concept) under the long term disability plan sponsored by the Company.
(f)“Effective Date” means February 26, 2016.
(g)“Exchange Act” means the Securities Exchange Act of 1934.
(h)“Long Term Incentive Award” means an amount in cash equal to $[•].

(i)“Person” means any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust or other entity. A Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act for purposes of this definition only), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with that Person, shall be deemed a single “Person.”

3.Long Term Incentive Award.
(a)Vesting.
(i)In the event that the Employee is continuously employed by the Company or its Affiliate for the period beginning on the Effective Date and ending on the (A) first anniversary of the Effective Date, 50% of the Long Term Incentive Award will become vested and nonforfeitable (“Vested”), and (B) second anniversary of the Effective Date, the remaining 50% of the Long Term Incentive Award will become Vested.
(ii)In the event of (A) the termination of the Employee’s employment with the Company or any Affiliate of the Company due to death or Disability, or (B) a Change in Control, provided the Employee is continuously employed by the Company or its Affiliates for the period beginning on the Effective Date and ending on the Change in Control, 100% of the Long Term Incentive Award will become Vested less the amount of the Long Term Incentive Award that previously Vested, if any, pursuant to Section 3(a)(i).
(b)Payment. Any portion of the Long Term Incentive Award that becomes Vested shall be paid in a lump sum cash payment to the Employee, less applicable withholding, with 10 days following the date the Long Term Incentive Award, or portion thereof, became Vested. No more than 100% of the Long Term Incentive Award is potentially payable pursuant to this Agreement
(c)Forfeiture. In the event the Employee’s employment with the Company or any Affiliate of the Company is terminated for any reason other than those provided in Section 3(a)(ii) above by action of the Company or by action of the Employee any portion of the Long Term Incentive Award that is not Vested as of the date of such termination will be forfeited to the Company and will be null and void.
(d)Withholding. The Company shall withhold any and all taxes on the payment of the Long Term Incentive Award as may be required by applicable law.

4.Administration. This Agreement and payment of the Long Term Incentive Award shall be administered and interpreted by the Administrator in its sole discretion. Any determination by the Administrator pursuant to this Agreement will be final and binding on the Employee or any Person receiving benefits through the Employee.

5.Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to the Employee by the Company or any Affiliate of the Company.

6.Set Off. Notwithstanding anything in this Agreement to the contrary, the Long Term Incentive Award payable under Section 3 of this Agreement shall be reduced by any loans or other amounts due to the Company by the Employee or any property of the Company retained by the Employee following termination of employment provided such offset does not result in additional to taxes to the Employee under Section 409A of the Code.

7.Release and Other Agreements. Notwithstanding any other provision in this Agreement to the contrary, as consideration for receiving benefits under this Agreement, the Employee may be required to execute (and not revoke) a general release as may be reasonably requested by the Company, pursuant to the procedures established by the Company. If the Employee fails to properly execute such release (or revokes such release), the Employee shall not receive any benefits under this Agreement.

8.Not a Contract of Employment. This Agreement is not an employment contract for any definite period of time. This Agreement shall have no effect whatsoever on the at-will employment relationship between the Employee and the Company. Nothing herein shall be deemed to give the Employee the right to be retained in the employ of the Company or to restrict the right of the Company to discharge the Employee at any time and for any reason, with or without cause or notice. Nothing herein shall be deemed to give the Company the right to require the Employee to remain in the employ of the Company or to restrict the Employee’s right to terminate his employment at any time. This Agreement is a bonus-retention plan and, as such, does not constitute an arrangement subject to the Employee Retirement Income Security Act of 1974, as amended. This Agreement shall not give the Employee any security or other interest in any assets of the Company; rather the Employee’s right to the Long Term Incentive Award provided under this Agreement shall be those of a general unsecured creditor of the Company.

9.Severability. In the event that any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable; and this Agreement shall then be construed and enforced as if such invalid, illegal, or unenforceable provision had not been contained in this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, without reference to principles of conflict of laws, and, when applicable, the laws of the United States.

11.Entire Arrangement. This Agreement, the Plan and, if applicable, the Long Term Performance Award Agreement, constitute the entire arrangement relating to any 2016 long term incentive bonus. Any previous agreement with respect to this matter is superseded by this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto. No person has any authority to make any representation or promise not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein. This Agreement is subject in all respects to the terms of the Plan; provided, however, in the event of any inconsistency between the Plan and this Agreement, this Agreement will control.

12.Acknowledgment of Terms. The Employee acknowledges that he has carefully read this Agreement; that he has had the opportunity for review of it by an attorney of his choosing; that he fully understands its final and binding effect; that the only promises or representations made to him to sign this Agreement are those stated herein; and that he is signing this Agreement voluntarily.

13.Assignment. The Employee may not assign his rights or obligations under this Agreement to any other party without first obtaining the written consent of the Company or its successors.

14.Waiver Under Agreement. The failure of the Company or the Employee to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall such a failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

15.Successors. This Agreement shall be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.Amendment and Termination. This Agreement may be amended by the Company, provided that such amendment is not materially detrimental to the Employee. Notwithstanding the foregoing, this Agreement will terminate on the earlier to occur of a Change in Control or February 28, 2018, except to the extent Vested amounts of the Long Term Incentive Award remain unpaid.

17.Section 409A. The parties intend that any compensation, benefits and other amounts payable or provided to the Employee under this Agreement be paid or provided in compliance with Section 409A of the Code, and all regulations, guidance and other interpretative authority issued thereunder (collectively, “Section 409A”) such that there will be no adverse tax consequences, interest or penalties for the Employee under Section 409A as a result of the payments and benefits so paid or provided to Employee. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of severance or other compensation, or both, to the extent necessary to avoid the applicability of or to comply with Section 409A, to the extent permissible under Section 409A. In no event shall the Company be liable for any tax, interest or penalty that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A. If (a) any payment or benefit provided to Employee in connection with the termination of Employee’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A, and (b) Employee is a “specified employee” as defined in Section 409A, notwithstanding anything to the contrary herein, no part of such payments will be paid or provided before the day that is six months plus one day after Employee’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)), or, if earlier, the first payroll date following Employee’s death. Each installment of the Long Term Incentive Award is intended to be a separate payment for purposes of Section 409A.

18.Headings. The headings of the Sections herein are included solely for convenience. If the headings and the text of this Agreement conflict, the text shall control.

EXECUTED on this ______ day of ______ 2016, to be effective as of the Effective Date.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC, its general partner

By:
Corbin J. Robertson, Jr.
Chairman and Chief Executive Officer

EMPLOYEE